Exhibit 10.6(d)

Amendment No. 3
to the
CIGNA CORPORATION
EXECUTIVE STOCK INCENTIVE PLAN

     Section 8.6 of Article VIII of the Plan is hereby amended in its entirety, effective as of August 15, 1996, to read as follows:

8.6

Withholding Taxes. Whenever Common Stock is to be issued or delivered in satisfaction of options or other awards granted hereunder, the Company shall have the right to require the Participant to remit an amount sufficient to satisfy federal, state and local withholding taxes prior to delivery of any certificate for such shares. The Committee may require, or permit, the Participant to remit such amount in whole or in part in Common Stock. If the Committee permits a Participant to elect to remit such amount in Common Stock, any such election shall be made on or prior to the date the withholding obligation arises and be subject to the disapproval of the Committee. The Committee may establish such additional conditions as it deems appropriate. If the Participant remits such amount in Common Stock, the number of shares of Common Stock delivered to or on behalf of a Participant shall be reduced by the number of shares so remitted. Common Stock so remitted shall be valued using the Fair Market Value of Common Stock as of the date the withholding obligation arises.